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                                                                    Exhibit 99.1


GLOBIX REACHES FINANCIAL RESTRUCTURING AGREEMENT
WITH HOLDERS OF MAJORITY OF $600 MILLION SENIOR NOTES

NEW YORK - Jan. 14, 2002 - Globix Corporation (Nasdaq: GBIX - news) today announced that it has reached agreement on a financial restructuring designed to ensure the financial stability of the Company. The Company has signed lockup agreements to reduce its debt burden by $480,000,000 with bondholders who own more than 51% of the Company's outstanding $600,000,000 issuance of 12-1/2% senior notes due 2010. The bondholders will exchange their senior notes, which entitle them to interest payments in cash, for $120,000,000 in senior secured notes and a substantial equity position in the Company. Globix will now begin soliciting consents for the plan from its other bondholders. The Company's preferred shareholders have also agreed to this plan.

Once the necessary consents are received, the financial restructuring will be finalized through a voluntary prepackaged bankruptcy proceeding under Chapter 11 of the U.S. Bankruptcy Code. That proceeding is expected to be filed in February 2002. Because the holders of a majority in principal amount of the bonds have agreed to the terms of the restructuring, the Company expects to emerge from this process relatively quickly.

"Globix has developed a network of world-class data centers that provide superior service to demanding customers," said Chief Executive Officer Peter L. Herzig. "We expect the positive steps we are announcing today will end questions about the Company's financial stability and allow us to focus on the Company's competitive advantage as a premium provider of complex hosting services. Today's developments are aimed at solidifying our current competitive position while providing the impetus for a bright future."

Under the financial restructuring, the Company's bondholders will exchange the current $600,000,000 indebtedness for $120,000,000 in senior secured notes, due in 2008, with interest at 11% payable in kind for up to four years. This will relieve the Company of approximately $75 million in annual cash interest expense on the existing notes. There will be no cash interest payable on the new senior secured notes for up to four years. Additionally, the bondholders will hold 85% of the Company's common stock. Current holders of the Company's Series A Preferred will hold 14% of the common stock, and the remaining 1% will be allocated to the current common shareholders.

Based on the lockup agreements in hand, the Company is confident that it will be able to obtain the consent of the requisite number of bondholders to confirm the financial restructuring. It is anticipated that customers, employees and trade creditors will not be affected by the restructuring, as the Company expects to conduct business as usual throughout the restructuring process. Globix U.K. and European operations will be excluded from the filing.

About Globix

Globix is a leading provider of advanced Internet hosting, network and applications solutions for business. Globix delivers services via its secure state-of-the-art Data Centers, its high-performance global backbone and content delivery network, and its world-class technical professionals. Globix

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provides businesses with cutting-edge Internet resources and the ability to deploy, manage and scale mission-critical Internet operations for optimum performance and cost efficiency.

This press release contains forward-looking statements relating to the Company's or management's intentions, beliefs, expectations or predictions for the future. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause the Company's actual results to differ materially from those projected in the forward-looking statements. These risks, assumptions and uncertainties include the ability to finance the operations and complete the planned expansion of our facilities and network; our reliance on the growth of the Internet and e-commerce; our success against competitors with significantly greater resources, our ability to develop, pursue, confirm and consummate a plan of reorganization and to achieve its expected benefits; and other risks listed under the heading of Risk Factors in the Company's filings with the Securities and Exchange Commission.